CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Managed Accounts Portfolios Trust of our report dated September 26, 2019, relating to the financial statements and financial highlights, which appears in the Municipal Total Return Managed Accounts Portfolio Annual Report on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 20, 2019